Exhibit 99.1

       Worthington Industries Announces Extension of its Credit Facility; Amendment Extends Facility Beyond Maturity of 6.7% Notes Due 2009

    Business Editors

       COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 30, 2005--Worthington Industries, Inc. (NYSE:WOR) today announced that it has amended and restated its long-term revolving credit facility with a consortium of banks led by Scotia Capital and PNC Bank. The amendment provides for an extension of the facility commitments to September 2010, beyond the maturity of the 6.7% Notes due 2009. The facility may be used to fund general corporate purposes including working capital, capital expenditures, acquisitions and dividends.
       Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 7,500 people and operates 65 facilities in 10 countries.
       Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

       Safe Harbor Statement

       The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT: Worthington Industries, Inc.
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com